Exhibit 5.1

[LETTERHEAD OF GOODSILL ANDERSON QUINN & STIFEL LLP]

May 20, 2003

Hawaiian Electric Industries, Inc.

900 Richards Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), has filed a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, covering an additional 2,000,000 shares of Common Stock, without par value (the “Shares”), of the Company, together with 2,000,000 rights to purchase shares of the Company’s Series A Junior Participating Preferred Stock (the “Rights”), to be offered and sold in connection with the Company’s 1987 Stock Option and Incentive Plan, as amended.

In connection with the filing of the Registration Statement, we have examined the Registration Statement, the Restated Articles of Incorporation of the Company, as amended, and such corporate and other records, certificates and documents and such matters of fact and law as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We are members of the bar of the State of Hawaii and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the laws of the State of Hawaii.

Based on the foregoing, we advise you that in our opinion:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Hawaii.

2. When the Shares have been duly issued and sold as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/    GOODSILL ANDERSON QUINN & STIFEL

A Limited Liability Law Partnership LLP